                                                                  EXHIBIT 10.30

                            ASSET PURCHASE AGREEMENT


                                 BY and BETWEEN


                        CLARK MATERIAL HANDLING COMPANY


                                    as Buyer


                                      AND


                       SAMSUNG HEAVY INDUSTRIES CO., LTD.


                                   as Seller





                            Dated as of June 5, 1998

                               TABLE OF CONTENTS


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                                                                           PAGE
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
ASSET PURCHASE AGREEMENT................................................    1

Background..............................................................    1

Terms...................................................................    1

ARTICLE I  THE TRANSACTION..............................................    1
           1.1.   Sale and Purchase of Assets...........................    1
           1.2.   Excluded Assets.......................................    3
           1.3.   Purchase Price........................................    4
           1.4.   Payment of Purchase Price.............................    5
           1.5.   Allocation of Purchase Price..........................    6
           1.6.   Adjustments to Purchase Price.........................    7
           1.7.   Assumption of Liabilities.............................    8
           1.8.   Conditions to Each Party's Obligations................   11
           1.9.   Conditions to Seller's Obligations....................   12
           1.10.  Conditions to Buyer's Obligations.....................   12
           1.11.  Closing...............................................   13
           1.12.  Deliveries and Proceedings at Closing.................   14
           1.13.  Covenants of Seller...................................   15

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER.....................   16
           2.1.   Organization..........................................   16
           2.2.   Authorization and Enforceability......................   16
           2.3.   No Violation of Laws or Agreements....................   16
           2.4.   Financial Statements..................................   17
           2.5.   Undisclosed Liabilities...............................   17
           2.6.   No Changes............................................   17
           2.7.   Taxes.................................................   20
           2.8.   Inventory.............................................   21
           2.9.   No Pending Litigation or Proceedings..................   21
           2.10.  Contracts; Compliance.................................   21
           2.11.  Compliance with Laws..................................   23
           2.12.  Environmental Matters.................................   23
           2.13.  Consents..............................................   27
           2.14.  Personal Property.....................................   27
           2.15.  Real Estate...........................................   27
           2.16.  Transactions with Affiliates..........................   29
           2.17.  Condition of Assets...................................   30
           2.18.  Compensation Arrangements; Officers and Directors.....   30
           2.19.  Labor Relations.......................................   30
           2.20.  Products Liability....................................   31
           2.21.  Insurance.............................................   31
           2.22.  Patents and Intellectual Property Rights..............   32
           2.23.  Brokerage.............................................   33
           2.24.  Disclosure............................................   33
           2.25.  Mitigation............................................   33

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER........................ 34
     3.1.   Organization and Good Standing ................................ 34
     3.2.   Corporate Power and Authority ................................. 34
     3.3.   Due Authorization.............................................. 34
     3.4.   Brokerage...................................................... 34
     3.5.   No Breaches.................................................... 34
     3.6.   Disclosure..................................................... 34
     3.7.   Litigation..................................................... 35
     3.8.   Mitigation..................................................... 35

ARTICLE IV CERTAIN ADDITIONAL COVENANTS.................................... 35
     4.1.   Costs, Expenses and Taxes...................................... 35
     4.2.   Employees of the Business...................................... 35
     4.3.   Settlement of Boundary Dispute................................. 37
     4.4.   Indemnification................................................ 37
     4.5.   Confidentiality and Non-Competition............................ 41
     4.6.   Access to Information.......................................... 42
     4.7.   Cooperation.................................................... 43
     4.8.   Use of Samsung Name............................................ 43
     4.9.   Transition Services............................................ 43
     4.10.  Change of Factory Site and Removal of Asbestos................. 44
     4.11.  Purchase of Forklifts by Seller................................ 45
     4.12.  Property Taxes................................................. 45

ARTICLE VII MISCELLANEOUS.................................................. 45
     5.1.   Further Assurances; Cooperation................................ 45
     5.2.   Nature and Survival of Representations......................... 46
     5.3.   Notices........................................................ 46
     5.4.   Successors and Assigns......................................... 46
     5.5.   Governing Law.................................................. 47
     5.6.   Headings....................................................... 47
     5.7.   Amendment and Waiver........................................... 47
     5.8.   Entire Agreement............................................... 47
     5.9.   Counterparts................................................... 47
     5.10.  Governing Language............................................. 47
     5.11.  Arbitration.................................................... 48
     5.12.  Termination.................................................... 48
     5.13.  Willful Failure to Close....................................... 49
     5.14.  Enforcement and Damages........................................ 49
     5.15.  Severability................................................... 49
     5.16.  Construction................................................... 49

LIST OF SCHEDULES AND EXHIBITS............................................. 51

ANNEX A DEFINITIONS........................................................ 53

                            ASSET PURCHASE AGREEMENT

     This is an ASSET PURCHASE AGREEMENT (the "Agreement"), dated June 5, 1998 by and between CLARK Material Handling Company, a corporation organized under the laws of the State of Delaware of the United States, ("Buyer") and Samsung Heavy Industries Co., Ltd., a corporation organized under the laws of the Republic of Korea ("Seller"). Buyer and Seller shall sometimes each be referred to as a Party and collectively as the Parties.

                                   Background

     Seller is engaged in the worldwide business of developing, manufacturing, distributing, marketing and selling forklifts and components and parts related thereto, including without limitation uprights, axles and transaxles, and transmissions (the "Business"). The real property and a large portion of the tangible assets currently used by the Business are located at 1, Guehyun-dong, Changwon City, Kyongnam Province (the "Old Factory"). Seller desires to sell and transfer to Buyer and Buyer desires to purchase from Seller substantially all the assets of Seller used or associated with the Business with the exception of the real estate of the Old Factory which will not be transferred to Buyer. Buyer will, however, purchase from Seller the factory located at 40-1 Ungnam-dong, Changwon, Kyongnam Province (the "New Factory"). The transactions described herein shall take place upon the terms and subject to the conditions set forth in this Agreement.

                                     Terms

     In consideration of the mutual covenants contained herein and with the intention to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I

                                THE TRANSACTION

     1.1. Sale and Purchase of Assets. Subject to the terms and conditions hereof, at the Closing referred to in Section 1.8 below, Seller will sell, transfer, convey and assign to Buyer, free and clear of all Liens of every kind, nature and description, except for the Excluded Assets (as defined in Section 1.2) or as otherwise disclosed and agreed in this Agreement, and Buyer will purchase from Seller, all of the assets as listed on Schedule 1.1 (the "Asset List") and any other assets that are being used for or are substantially related to the

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
Business including, without limitation, Seller's properties and business as a going concern and good will and assets existing on the date of Closing, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements and Buyer shall also purchase from Seller the New Factory (collectively, the "Purchased Assets"). The Purchased Assets shall include, without limitation, all of Seller's right, title and interest in and to the following, as the same may exist on the Closing Date:

     (a) subject to Section 1.2(a), all the real property of the New Factory, together with the buildings, fixtures, structures and other improvements erected thereon, and together with all easements, rights and privileges appurtenant thereto, as more particularly described on the Asset List;

     (b) all of Seller's machinery, equipment, tooling, dies, jigs, vehicles, spare parts and supplies being used for or substantially related to the Business, including without limitation the items listed on the Asset List;

     (c) all of Seller's raw materials, work in progress, parts, subassemblies, finished goods and other inventories being used for or substantially related to the Business, wherever located and whether or not obsolete or carried on Seller's books of account;

     (d) all of Seller's other tangible assets being used for or substantially related to the Business, including office furniture, office equipment and supplies, computer hardware and software and vehicles;

     (e) all of the intellectual property being used for or substantially related to the Business including, without limitation, trade secrets, patents, know-how, copyrights and other proprietary processes and all licenses, sublicenses and other rights relating thereto and all of the trademarks that are being used for or substantially related to the Business as listed on Schedule 1.1(e);

     (f) all of Seller's trade and other notes and accounts receivable of the Business;

     (g) all of Seller's CAD workstations and related software and software licenses being used for or substantially related to the Business including, without limitation, CATIA, CADAM and Pro-Engineer, and all of Seller's software application systems that are being used for or are substantially related to

                                      -2-
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the Business and all of Seller's software currently shared between Seller's construction equipment business and the Business;

     (h) all of Seller's books, records, manuals, documents, books of account, correspondence, sales and credit reports, customer lists, literature, brochures, advertising material and the like that are used for or are substantially related to the Business;

     (i) all of Seller's rights under leases for personal property used for or substantially related to the Business, and all of the Seller's rights under all other contracts, agreements and purchase and sale orders (the "Assigned Contracts"), as described in Schedule 1.1 hereto;

     (j) all of Seller's claims, choses in action, causes of action and judgments that arose from or are substantially related to the Business;

     (k) all transferable or assignable registrations, licenses, permits, approvals, certificates of occupancy and operating rights held in connection with the Purchased Assets.

     1.2. Excluded Assets. Notwithstanding any other provision of this Agreement, Seller shall retain all property of any nature, kind and description other than the Purchased Assets and for the avoidance of doubt the Purchased Assets shall not include the following assets of the Business (collectively, the "Excluded Assets"):

     (a) all of the Seller's cash, cash in banks, certificates of deposit, cash equivalents, bank and mutual fund accounts, deposits, securities and bonds and other similar investments, deferred charges, and other cash equivalents on hand or on deposit in any financial institution on the Closing Date;

     (b) all consideration received by and the rights of the Seller under or pursuant to this Agreement or any agreement, instrument or document ancillary hereto;

     (c) all notes and receivables owing to Seller on the Closing Date (i) from any Affiliate of Seller and (ii) that are not of or substantially related to the Business.

     (d) the corporate records of the Seller including, without limitation, its minute books, articles of incorporation, bylaws, minutes of proceedings, stock transfer ledger and corporate seal;


                                      -3-
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          (e)  all of Seller's privileged communications;

          (f) payments from insurance companies pertaining to claims filed by Seller prior to the Closing Date and only to the extent relating to any liability or obligation included within the Excluded Liabilities (as defined in Section 1.7(b)); and

          (g) all assets, properties and rights described in Schedule 1.2(g) hereto.

     1.3. Purchase Price.

          (a) The total aggregate purchase price for the Purchased Assets exclusive of VAT shall be 43.86 billion won (the "Purchase Price") plus the Assumed Liabilities as set forth in Section 1.7 of this Agreement. The Purchase Price shall be subject to adjustment as provided in Sections 1.3(b) and (c) below and in Section 1.6.

          (b) If the value of the Korean Won as compared to the US Dollar varies more than five percent (5%) from the rate of 1601 Korean Won to the US dollar (the "Base Rate") on the Closing Date, then an adjustment shall be made to the Purchase Price at Closing so that any exchange fluctuation is shared equally between the Parties. To determine whether such variance exists, the Base Rate shall be compared to the average of the basic exchange rate published by the Korean Financial Telecommunications and Clearing Institute for the three business days prior to the Closing Date (the "Average Pre-Closing Rate").

          (c) Prior to the Closing Date, the Purchase Price shall be adjusted such that:

               (i) any assets on Schedule 1.1 that Clark chooses not to purchase or is unable to purchase, including but not limited to certain tooling and fixtures related to the TA40 transaxle line, shall be deducted from the purchase price except for (1) the 17 forklifts that have already been sold by Seller which shall not be deducted from the Purchase Price either prior to or after the Closing and (2) the building (that formerly contained a boiler) that has been removed from the New Factory Site and which Seller at its own expense shall rebuild or restore to its original condition to Buyer's reasonable satisfaction prior to the Closing Date, provided that, if Seller fails to rebuild or restore such building to Buyer's reasonable satisfaction, Buyer shall deduct from the Purchase Price the sum of 140 million won, or if Seller has commenced, but not completed to Buyer's reasonable satisfaction, the rebuilding or restoration of such building, the portion of the 140 million that in Buyer's

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
reasonable judgment is necessary to rebuild or restore such building to its original condition;

               (ii) any assets that are not substantially related to the forklift business that Buyer does purchase are added to the Purchase Price; and

               (iii) one half of the book value of the CAD and CATIA hardware and software systems shall be added to the Purchase Price.

          (d) One day prior to the last day that Seller is obligated to remit the VAT related to the Purchase Price to the relevant tax authorities, Buyer shall pay to Seller an amount of money necessary to cover Seller's obligation to pay the VAT (the "VAT Price"), provided however, that if the tax authorities deny Buyer's ability to obtain a refund or credit of the VAT Price due to a characterization of the transactions contemplated herein which is different then the Parties' characterization, then Seller shall reimburse Buyer the full amount of the VAT Price within fifteen (15) days of receiving from Buyer a written confirmation issued by the tax authorities indicating or showing that the refund or credit of the VAT Price has been denied due to the reasons described in this sentence (the "VAT Notice"), provided however, that Buyer shall deliver the VAT Notice to Seller within the statutory period in which Seller may appeal to the tax office for a refund of the VAT and so as not to jeopardize Seller's ability to obtain a refund of the VAT. If the refund or credit of the VAT Price is not granted to Buyer within the statutorily prescribed period for any reason other than that described in the previous sentence, Seller shall not be obligated to reimburse Buyer for the VAT Price.

     1.4. Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller as follows:

          (a) By Buyer's delivery of 43.86 billion won minus the Withheld Amount (as defined below) in cash by wire transfer or bank check at Closing made immediately available and in accordance with the instructions of Seller;

          (b) By Buyer's assumption at Closing of Seller's liabilities as required by Section 1.7.

          (c) Buyer shall withhold the amount of 10 billion won, subject to adjustment under Section 1.6(b)(ii), (the "Withheld Amount"), by placing such amount in a bank account in Buyer's name at Citibank in Korea or another bank in Korea as mutually agreed upon by the Parties ("the Withhold Account"). The interest, after deduction of taxes and banking charges, earned on the Withheld Amount shall be shared equally by the Parties, and Buyer shall pay or cause to be paid Seller's portion of the interest to Seller on a monthly basis, and may withdraw or otherwise use its own portion of the interest at any time and in any manner it sees fit. Buyer shall retain for its own account or pay the Withheld Amount to Seller in accordance with the following principles:

                  (i) On the date when Buyer has collected the total amount of outstanding receivables as of the Closing Date (the "Pre-Closing Receivables") less the Withheld Amount or beginning on the date 12 months from the Closing Date, whichever is earlier, (the "Initial Collection Period"), Buyer shall continue to collect the Pre-Closing Receivables for an additional six (6) month period (the "Additional Collection Period").

                  (ii) At the conclusion of the Additional Collection Period, Buyer shall retain for its own account an amount of the Withheld Amount equal to the then remaining Pre-Closing Receivables (although in no case greater than the amount in the Withhold Account) and Buyer shall pay the remainder of the Withheld Amount to Seller. At this time, Buyer shall also transfer to Seller all of the remaining Pre-Closing Receivables (including any of the Pre-Closing Receivables then in litigation) along with any related security interests to Seller.

                  (iii) Buyer agrees that Seller may dispatch two (2) of its employees to assist Buyer's activities in collecting the Pre-Closing Receivables during the Initial Collection Period and the Additional Collection Period.

                  (iv) In the event that Buyer withdraws the principal from the Withheld Amount prior to the conclusion of the Additional Collection Period and without Seller's prior written consent, Buyer shall be liable to Seller for liquidated damages in the amount of ten-percent (10%) of the amount of the principal withdrawn in addition to any other damages that it might be liable for under applicable law.

          (d) Any amounts owing to Buyer or Seller pursuant to Section 1.6 as a result of an adjustment to the Purchase Price shall be paid by Seller or Buyer to the other in cash or by bank check within 10 days after the amount is finally determined pursuant to Section 1.6.

     1.5. Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the principles of allocation set forth in Schedule 1.5 hereto. Buyer and Seller shall jointly prepare a definitive allocation of the Purchase Price within 90 days

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
following the Closing Date. Buyer and Seller agree that each will report all tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation.

        1.6. Adjustments to Purchase Price.

            (a) Post-Closing Balance Sheet Adjustment.

                  (i) Within 90 days of the Closing Date, Buyer shall prepare the list of assets and liabilities relating to the Business and shall, at its expense, prepare and deliver to Seller a statement of the Net Asset Value of the Business, as of the Closing Date (the "Closing Statement"), as calculated by independent certified public accountants chosen by Buyer. The Closing Statement shall be prepared according to Korean Generally Accepted Accounting Principles ("Korean GAAP"), subject to the principles and restrictions of item "2" of
Schedule 1.6.

                  (ii) Seller shall fully cooperate with Buyer in Buyer's preparation of the list of assets and liabilities as mentioned in Section 1.6(a)(i) above, and each Party shall fully cooperate with the other Party in the other Party's preparation of its tax returns for the relevant tax year or years.

                  (iii) In the event that Seller disagrees with the Closing Statement, Seller shall hire an independent certified public accountant at its own expense, which shall prepare Seller's proposed adjustments to the Closing Statement within 45 days of Seller's receipt of the Closing Statement using Korean GAAP. Any dispute (and only those items in dispute) concerning the Closing Statement which cannot be resolved by the Parties and their respective independent certified public accountants within 30 days of Buyer's receipt of Seller's proposed adjustments to the Closing Statement will be submitted no
later than 45 days after such receipt to [             ], or such other
independent accounting firm mutually selected by Buyer and Seller, and the determination of such firm shall be final and binding on the Parties. All Parties hereto represent that they have not had a business relationship with
[              ] during the five year period preceding the date of this
Agreement and that they shall not establish such a business relationship between the date of this Agreement and the final determination of the Closing Statement pursuant to this Section 1.6(a). The fees and expenses of such third independent accounting firm shall be borne equally by the Parties.

          (b) Adjustment Formula.

                  (i) If the Net Asset Value (as hereinafter defined) at Closing as reflected on the Closing Statement is more than 58,712 million won (the Net Asset Value as of December 31, 1997 as shown in Item "1" of Schedule 1.6), then the Purchase Price shall be increased by the amount of such excess and Buyer shall pay Seller such amount by certified or bank check. If such Net Asset Value is less than 58,712 million won at Closing, the Purchase Price shall be reduced by the amount of such deficiency and Seller shall pay Buyer such amount by certified or bank check. Buyer or Seller, as the case may be, shall make any payment required as a result of an adjustment to the Purchase Price pursuant to this Section within 10 days after the amount of such payment has been finally determined in accordance with Section 1.6(a). As used herein, "Net Asset Value" shall mean the value of the Purchased Assets less the Assumed Liabilities where the value of the Purchased Assets and Assumed Liabilities are calculated in accordance with Korean GAAP, subject to the principles and restrictions of item "2" of Schedule 1.6.

                (ii) With respect to the Withheld Amount, if the amount of Pre-Closing Receivables is greater than 31,968 million won, then an amount equal to thirty-two percent (32%) of the increase from 31,968 million won shall be paid by Seller into the Withhold Account within ten (10) days after the amount of such increase shall have been determined, provided that, in no case shall Seller pay more than three (3) billion won into the Withhold Account as a result of the adjustments contemplated herein. If the amount of Pre-Closing Receivables is less than 31,968 million won, then an amount equal to thirty-two percent (32%) of the decrease from 31,968 million won shall be removed from the Withhold Account by Buyer and paid to Seller within ten (10) days after the amount of such decrease shall have been determined, provided that, in no case shall Buyer remove from the Withhold Account and pay to Seller more than three (3) billion won from the Withheld Amount as a result of the adjustments contemplated herein.

        1.7     Assumption of Liabilities.

                (a) Assumed Obligations. At the Closing, Buyer shall assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, and Seller shall be released from all obligations related to all of (i) Seller's obligations and liabilities under the Assigned Contracts arising on or after the Closing Date; (ii) all liabilities and obligations of Seller (including the obligations to make payments) first arising after the Closing Date under all licenses, permits, approvals, certificates of occupancy and operating rights held in connection with the Purchased Assets to the extent such licenses, permits, approvals, certificates of occupancy and operating rights are included in the Purchased Assets; (iii) any claims relating to the condition or operation of any work in process or other inventories that are a part of the Purchased Assets; (iv) unfilled sales orders for products or services sold or committed, but not delivered by Seller as of the Closing Date, to the extent that such unfilled sales orders are included within the Purchased Assets; (v) liabilities for materials which have been ordered but have not been delivered to and paid for by Seller as of the Closing Date, to the extent that such materials have been ordered in the ordinary course of business and are of a type that would be included in the Purchased Assets had they been delivered to Seller prior to the Closing Date; and (vi) the liabilities listed on Schedule 1.7(a). The obligations and liabilities to be assumed by Buyer pursuant to this Section are hereinafter sometimes referred to as the "Assumed Liabilities." Except with respect to the Assumed Liabilities, Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities or obligations of Seller, and Seller agrees to pay and satisfy when due any such liabilities and obligations not assumed by Buyer including the Excluded Liabilities (as hereinafter defined).

                (b)     Excluded Liabilities. Except as expressly provided in
Section 1.7(a), Seller shall retain and Buyer shall not assume or be liable for any liabilities and obligations of Seller, including without limitation the following; (the "Excluded Liabilities"):

                        (i) any liabilities or obligations of Seller, contingent or otherwise, for any indebtedness of Seller;

                        (ii) the liabilities or obligations of Seller to its stockholders respecting dividends, distributions to its stockholders in liquidation, redemptions of stock, or otherwise;

                        (iii) liabilities or obligations of Seller arising out of any transactions occurring, or obligations incurred, after the Closing;

                        (iv) any obligations of Seller for expenses, taxes or fees but only to the extent levied to Seller or deemed to be borne by Seller under relevant laws and regulations incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys' and accountants' fees and all brokers' or finder's fees or commissions payable by Seller;


                        (v) any obligation of Seller under or arising out of this Agreement;

                        (vi) liabilities to the extent that the Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnitees) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

                        (vii) any liability or obligation of Seller to any Affiliate unless otherwise provided for in this Agreement;

                        (viii) subject to the terms and conditions provided in this Agreement, any liabilities or obligations, the existence of which constitute a breach of the representations, warranties or covenants of Seller contained in this Agreement;

                        (ix) subject to the terms and conditions provided in this Agreement, any obligations or liabilities of Seller to indemnify its officers, directors employees or agents;

                        (x) any liability or obligation in respect of the Excluded Assets;

                        (xi) all taxes imposed on Seller, including (i) any tax of any other corporation which tax is assessed against Seller by virtue of its status, prior to the Closing Date, as a member of any consolidated group of which such other corporation was also a member and (ii) any taxes imposed as a result of the consummation of the transaction under this Agreement;

                        (xii) subject to the terms and conditions provided in this Agreement, any Environmental Liabilities;

                        (xiii) except for the Assumed Liabilities, any obligation or liability arising under any contract, instrument or agreement (1) that is not transferred to Buyer as part of the Purchased Assets, or (2) that is not transferred to Buyer because of Seller's failure or inability to obtain any third party consent required for the transfer or assignment of such contract or agreement to Buyer, or (3) that relates to any breach or default (or an event which might, with the passing of time or the giving of notice, or both, constitute a default) under any contract, instrument or agreement or to any services to be provided by Seller under any such contract, instrument or agreement arising out of or relating to periods on or prior to the Closing Date, or (4) for which Seller received payment prior to the Closing;

                        (xiv) any existing or future liabilities to financial institutions, such as banks, installment financing companies and leasing companies including but not limited to any existing or future liabilities to Yonhap Machinery Installment Financing Company and Jeil-Citi Leasing Company, relating to the sale of Seller's forklifts and/or related parts and components before the Closing, including but not limited to obligations to reimburse the amount financed by Seller's customer from the financial institutions, obligations to provide assistance in relation to collection by the financial institutions and obligations to pay rent, installment payments or purchase prices to the relevant financial institution on behalf of the customer in default; and

                        (xv) any other liability or obligation of Seller or its Affiliates including any liability or obligation directly or indirectly arising out of or relating to the operation of the Business or ownership of the Purchased Assets on or prior to the Closing Date, whether contingent or otherwise, fixed or absolute, known or unknown, matured or unmatured, present, future or otherwise, except for the Assumed Liabilities.

        1.8. Conditions to Each Party's Obligations. The obligations of both Buyer and Seller to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following conditions on or before the Closing Date.

                (a) No provisions of any applicable law or regulation, and no judgment, injunction, order or decree shall (i) prohibit the consummation of the Closing or (ii) restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of all or any material portion of the Purchased Assets or the Business.

                (b) Buyer and Seller shall have each received all material consents, authorizations or approvals from their boards of directors, governmental agencies and third parties that are a pre-requisite to the Closing as a matter of law, in form and substance satisfactory to the other Party, and no such consent, authorization or approval shall have been revoked.

        Buyer and Seller agree that in the event that the conditions set forth in Sections 1.8(a) and (b) herein are not satisfied on or before the Closing Date, the conditions may be satisfied on or before December 31, 1998, or a later date mutually agreed in writing between the Parties, in which case the Parties must comply with their respective obligations to consummate the transactions as provided in this Agreement.

        1.9 Conditions to Seller's Obligations. The obligations of Seller to consummate the transaction contemplated hereby are subject to fulfillment of all of the following conditions on or prior to the Closing Date.

                (a) Each and every material representation and warranty made by Buyer contained in this Agreement shall have been true in all material respects as of the date when made and shall be true in all material respects at and as of the Closing Date as if originally made on and as of the Closing Date.

                (b) All obligations of Buyer to be performed on or before the Closing Date shall have been performed in all material respects.

                (c) No action shall be threatened or pending before any court or governmental agency the probable outcome of which would result in the restraint or prohibition of the consummation of the transactions contemplated hereby.

        1.10 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment of all of the following conditions on or prior to the Closing Date.

                (a) Each and every representation and warranty made by Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects as of the date when made and shall be true in all material respects at and as of the Closing Date as if originally made on and as of the Closing Date.

                (b) Seller shall use its best efforts to effectively assign or if necessary to enter into new contracts and to effectively assign such new contracts to Buyer (including using its best efforts to obtain all necessary consents) all of the raw materials vendor contracts (both domestic and foreign), supply contracts (including all domestic and foreign contracts with dealers and agents) and technology license contracts, technology assistance contracts and all similar agreements as listed on Schedule 1.10, provided, however, that if, in spite of its best efforts, Seller is unable to effectively assign one or more of the contracts listed on Schedule 1.10 prior to the Closing, Buyer may waive, at its sole discretion, the assignment of that or those contracts as a Closing condition. For each contract assigned under this provision, Seller shall deliver to Buyer at the Closing an assignment agreement in the form attached herein as Exhibit 1.10. In order to provide Buyer the full realization and value of every contract listed on Schedule 1.10, Seller agrees that on and before the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify take all reasonable action (including without limitation the appointment of Buyer as attorney-in-fact for Seller) and do or cause to be done all such things as shall in the reasonable opinion of Buyer be necessary or proper (a) to assure that the rights of Seller under such contracts, agreements, permits, franchises, and claims shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller in and under every such contract, agreement, permit, franchise, and claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section shall in any way diminish Seller's obligations hereunder to use its best efforts to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Seller to convey or assign valid title to all the Purchased Assets to Buyer. The foregoing shall not mean, in any case, that Seller shall bear any unreasonable out of pocket expenses or costs for such reasonable action provided for above except such expenses for employment of personnel currently in charge of such matters.

                (c) All obligations of Seller to be performed hereunder on or before the Closing Date shall have been performed in all material respects.

                (d) No action shall be threatened or pending before any court or governmental agency the probable outcome of which would result in (i) the restraint or prohibition of the consummation of the transactions contemplated hereby or (ii) the restraint or prohibition of, or interference with, the effective operation of enjoyment by Buyer of all or any material portion of the Assets or the Business.

                (e) Between the date hereof and the Closing Date, there shall have been no material adverse change in the Business or the Purchased Assets.

                (f) The transactions contemplated hereby shall have been approved by the Board of Directors of Seller and the Board of Directors of Buyer.

        1.11 Closing. The closing under this Agreement will take place at 10:00 A.M., Seoul time, on June 30, 1998, or within seven (7) days after the receipt of all government approvals necessary to implement this transaction, whichever is later (the "Closing"), at the Shilla Hotel, Seoul, Korea, or at such other time, date or place as the Parties shall mutually agree. The date on which Closing occurs is sometimes referred to herein as the "Closing Date."

          1.12.     Deliveries and Proceedings at Closing. At the Closing:

               (a) Deliveries by Seller. Seller will deliver or cause to be delivered to Buyer:

                    (i) assignments of all transferable or assignable licenses, permits and warranties relating to the Purchased Assets or the Business and of any trademarks, trade names, patents, know-how, patent applications and the like, duly executed and in recordable form, subject to
Section 1.10 hereof;

                    (ii) title certificates to the real property and any motor vehicles included in the Purchased Assets duly executed by the Seller (together with any other transfer forms or other documents necessary to effectively transfer any of the tangible Purchased Assets to Buyer including the real property and the vehicles);

                    (iii)     executed Assignment Agreements in the form of
Exhibit 1.10 for all of the contracts listed on Schedule 1.10, unless with respect to any individual contract, Buyer has waived such condition;

                    (iv) powers of attorney to Buyer to endorse all checks and notes made payable to Seller relating to the trade and other notes and accounts receivable of Seller that are included in the Purchased Assets;

                    (v) all the books of account, ledgers, payroll records, inventory and asset records and other books and documents which are used for or are substantially related to the Business (other than minute books relating to directors' and shareholders' meetings and statutory books) in whatever form and upon whatever media they may be recorded;

                    (vi) copies of the employment contracts for all of the Transferred Employees;

                    (vii) a certified copy of a resolution of the Seller's board of directors approving the sale of the Purchased Assets and the Business on the terms of this Agreement and authorizing any one its officers to execute this Agreement for and on behalf of the Seller; and

                    (viii) such other instruments of conveyance as shall be necessary to vest in Buyer good, valid and marketable title to the Purchased Assets.

               (b)  Deliveries by Buyer. At the Closing, Buyer will deliver to
Seller:

                    (i)       the Purchase Price; and

                    (ii) a certified copy of a resolution of Buyer's board of directors approving the purchase of the Purchased Assets and Business on the terms of this Agreement and authorizing any one of its directors or officers to execute this Agreement for and on behalf of the Seller.

               (c) Other Deliveries. Any other documents required to be delivered pursuant to this Agreement will be exchanged.

          1.13. Covenants of Seller. From and after the date hereof and until the Closing Date, Sellers hereby covenant and agree that:

               (a) Business in Ordinary Course. Seller will carry on the Business in the ordinary and normal course in substantially the same manner as heretofore, except as otherwise expressly provided herein, and shall notify Buyer immediately in writing of any changes or deviations from the ordinary and normal course of business.

               (b) Maintain Properties. Seller will maintain and keep the plant and equipment of or related to the Business and the Old Factory and the New Factory in as good repair, working order and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty.

               (c) Insurance. Seller will keep in full force and effect insurance and bonds comparable in amount and scope of coverage to what is now covering the Business and all assets related thereto.

               (d) Perform Contracts. Seller will perform in all material respects the obligations to be performed under all the contracts and documents of or relating to the Business.

               (e) Maintain Organization. Seller will maintain and preserve the relationships of or related to the Business with suppliers and customers and maintain the goodwill of the Business.

               (f) Approvals and Consents. As soon as practicable after the execution of this Agreement, Seller shall take all reasonable action required to obtain all waivers, consents, approvals and agreements and promptly to give all notices, effect all registrations pursuant to and make all other filings with or submissions to, any third parties, including governmental authorities, necessary or advisable to authorize, approve or permit the transactions contemplated hereby. The foregoing shall not mean, in any case, that Seller shall bear any unreasonable out of pocket expenses or costs for such reasonable action provided for above except such expenses for employment of personnel currently in charge of such matters.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents, warrants and covenants to and with Buyer as follows:

        2.1. Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Korea. Seller has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased, to carry on its businesses as and where now being conducted and to enter into this Agreement, and perform its obligations hereunder. The copies of Seller's articles of incorporation and bylaws, as amended to date, which have been delivered to Buyer, are correct and complete and are in full force and effect.

        2.2. Authorization and Enforceability. The execution, delivery and performance of this Agreement has been, and such other agreements necessary to vest in Buyer good, valid and marketable title to the Purchased Assets (the "Ancillary Agreements") shall have duly authorized by all necessary corporate action on the part of Seller, including board of directors approval. This Agreement has been, and at the Closing all the Ancillary Agreements shall have been duly executed and delivered by Seller, and this Agreement constitutes, and at Closing the Ancillary Agreements will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

        2.3. No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Seller, will not (a) contravene any provision of Seller's articles of incorporation or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Seller is a party or by which it or any of its assets may be bound or affected except as set forth on Schedule 2.10, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation, (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon Seller's assets or give to others any interests or rights therein, (d) result in the maturation or acceleration of any liability or obligation of Seller that will not be paid in full by Seller at Closing (or give others the right to cause such a maturation or acceleration), or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any of the Assigned Contracts except as set forth on Schedule 2.10.

        2.4. Financial Statements. The books of account and related records of Seller fairly reflect in a reasonable detail the assets, liabilities and transactions related to the Business and are in adequate condition for the preparation of the Financial Statement (as defined below and which shall be limited only to a balance sheet and a statement of profits and losses) of the Business in accordance with Korean GAAP applied on a consistent basis. Seller has delivered to Buyer the unaudited financial statements of the Business as of 12/31/97 (the "Financial Statement") and a balance sheet of the Business at such date. The Financial Statement of the Business: (i) fairly presents the financial condition, assets and liabilities of the Business as of December 31, 1997; and (ii) has been prepared in accordance with Korean GAAP consistently applied. All references in this Agreement to the "Balance Sheet" shall mean the balance sheet of the Business as of December 31, 1997 included in the Financial Statement and all references to the "Balance Sheet Date" shall mean December 31, 1997.

        2.5. Undisclosed Liabilities. The Business has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of national, local or foreign taxes, customs duties and any interest or penalties related hereto, except for liabilities that are (a) fully reflected on the Balance Sheet or (b) incurred in the ordinary course of business since the Balance Sheet Date and fully reflected as liabilities on the Business's books of account, none of which individually or in the aggregate has been materially adverse.

        2.6. No Changes. Except as disclosed on Schedule 2.6, since the Balance Sheet Date and until the Closing, the Seller has conducted the Business only in the ordinary course.

Without limiting the generality of the foregoing sentence, except as specifically communicated to Buyer in writing and except for such changes causing immaterial payment, expense or loss, not in excess of twenty-five million (25,000,000) won since the Balance Sheet Date, or as otherwise disclosed on Schedule 2.6 there has not been:

     (a) any change in the financial condition, assets, liabilities, net worth of the Business, except changes in the ordinary course of business, none of which, individually or in the aggregate has been or will be materially adverse to the Business;

     (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the properties, business or prospects of the Business, or any material deterioration in the operating condition of the assets of the Business;

     (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of the assets, tangible or intangible of the Business;

     (d) any strike, walkout, labor trouble or any other new or continued event, development or condition of any character which has or could materially adversely affect the business, properties or prospects of the Business;

     (e) any increase in the salaries or other compensation (excluding increases in the ordinary course of business and consistent with past practice) payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director or employee of the Business, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other plan) to which any of its officers, directors or employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to any employee benefit plan, or any other payment of any kind to (or on behalf of) any such officer, director or employee other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business;

     (f)  any making or authorization of any capital expenditures;

     (g) any cancellation or waiver of any right material to the operation of the Business or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any Affiliate;

     (h) any sale, transfer or other disposition of any assets of the Business, except sales of assets in the ordinary course of business;

     (i) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Seller related to or affecting the Business, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

     (j) any adverse change or any threat of any adverse change in Seller's relations with, or any loss or threat of loss of, Seller's suppliers, clients or customers, which change or loss would have a material adverse affect on the Business;

     (k) any write-offs as uncollectible of any notes or accounts receivable of the Business or write-downs of the value of any assets or inventory by Seller related to the Business other than in immaterial amounts or in the ordinary course of business consistent with past practice and at a rate no greater than during the twelve months ended on the Balance Sheet Date;

     (l) any change by Seller in any method of accounting or keeping its books of account or accounting practices related to or affecting the Business;

     (m) any creation, incurrence, assumption or guarantee by the Business of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by the Business of any indebtedness for money borrowed;

     (n) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Affiliate, except for (i) compensation to the officers and employees of the Business at rates not exceeding the rates of compensation disclosed on Schedule 2.17 hereto and (ii) reimbursements of or advances for expenses incurred for business-related purposes not exceeding 25 million Won outstanding in the aggregate at any given time.

          (o) any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright included in the Purchased Assets, or, to Seller's Knowledge, any disclosure to any person not an employee or other disposal of any trade secret, process or know-how relating to the Business; or

          (p) any transaction, agreement or event to which Seller is a party or a participant relating to the Business outside the ordinary course of the Business or inconsistent with past practice.

     2.7. Taxes. Seller has (a) timely filed all national or local, payroll, withholding, VAT, excise, sales, use, customs duties, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax returns of any kind whatsoever relating to the Business (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively called "Taxes" and individually a "Tax"), (b) has paid all Taxes which are shown to have become due pursuant to such returns and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received. All such returns have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income (or other measure of Tax) of the Party filing the same. The accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes relating to the Business for all periods ending on or before the Balance Sheet Date and nothing has occurred subsequent to that date to make any of such accruals inadequate as of the Balance Sheet Date. All Taxes for periods beginning after the Balance Sheet Date have been paid or are adequately reserved against on the books of Seller. Seller has timely filed all information returns or reports which are required to be filed and has accurately reported all information required to be included on such returns or reports. To Seller's Knowledge, there are no proposed assessments of Tax against Seller or proposed adjustments to any tax returns filed, pending against Seller. Except as disclosed on Schedule 2.7, Seller has not received notice that any Tax return is under examination by any taxing authority. Except as disclosed on Schedule 2.7 hereto, Seller has not executed a waiver or consent extending any statute of limitation for any tax liability which remains outstanding. Except as disclosed on Schedule 2.7 hereto, since January 1, 1998, Seller has not (a) joined in or been required to join in filing a consolidated income tax return, or (b) entered into a closing agreement with any taxing authority.

     2.8. Inventory. All of the inventories of the Business, including that reflected in the Balance Sheet, are valued at cost being determined on a first-in, first-out basis, except as disclosed in the Financial Statements. Except for the obsolete inventory identified and included in the Purchased Assets, all of the inventories of the Business reflected in the Balance Sheet and all such inventories acquired since the Balance Sheet Date consist of items of a quality and quantity usable and saleable in the ordinary course of business within a reasonable period of time and at normal profit margins (other than normal trade discounts regularly offered by the Business for prompt payment or quantity purchase), and all of the raw materials and work in process inventory of the Business reflected in the Balance Sheet and all such inventories acquired since the Balance Sheet Date can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. A physical inventory shall be taken during the week prior to the Closing Date. Attached hereto is Schedule 2.8 which sets forth the value of the Business's inventory of finished goods, work in process and raw materials as of December 31, 1997 according to the internal accounting records of the Seller as of said date.

     2.9. No Pending Litigation or Proceedings. Except as set forth on Schedule
2.9 hereto, there are no actions, suits, investigations, proceedings or claims pending or, to Seller's Knowledge, threatened against or affecting the Business of Seller or Seller's agents or their assets of or related to the Business, by or before any court or governmental department, agency or instrumentality, and to Seller's Knowledge, there is no basis for any such action, suit, investigation, proceeding or claim. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency, against or, to Seller's Knowledge, affecting the Business.

     2.10. Contracts; Compliance. Except as listed on Schedule 2.10 hereto, Seller is not a party to or bound by any contract or commitment, oral or written, formal or informal related to or affecting the Business, of the following types:

          (a) mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances;

          (b) employment and consulting agreements (forms for each type of such agreement have been attached to Schedule 2.19);

                (c)     union or other collective bargaining agreements;

                (d)     powers of attorney;

                (e) sales agency, manufacturers representative and distributorship agreements or other distribution or commission arrangements;

                (f) licenses of patent, trade secrets, know-how, trademark, copyrights and other intellectual property rights;

                (g) agreements, orders or commitments for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of 10 million Won.

                (h) agreements, orders or commitments for the sale of products or services for more than 10 million Won to any single purchaser;

                (i) contracts or options relating to the sale by Seller of any asset of the Business, other than sales of inventory in the ordinary course of business;

                (j) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, accrued vacation pay, group insurance, welfare agreements or other plans, agreements, trusts or arrangements for the benefit of employees;

                (k) agreements or commitments for capital expenditures in excess of 10 million won for any single project;

                (l)     joint venture agreements;

                (m) agreements requiring the consent of any party thereto to the consummation of the transactions contemplated hereby;

                (n)     agreements with any Affiliate;

                (o) lease agreements under which it is either lessor or lessee;

                (p) agreements, contracts or commitments for any charitable or political contribution; or

                (q) other agreements, contracts and commitments which are material to the Business, or which involve payments or receipts of more than 100 million won in any single year, or which were entered into other than in the ordinary and usual course of business.

        All such contracts and other commitments are in full force and effect; all parties to such contracts and other commitments have complied with the provisions thereof; no such party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof. Set forth on Schedule 2.10 hereto is a summary of unfilled firm purchase orders of the Business as of the date hereof other than any unfilled firm purchase order which has a value of less than 20 million won.

        2.11. Compliance with Laws. Schedule 2.11 hereto sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from all national, local and foreign governmental and regulatory bodies held by Seller that relate to or effect the Business or the New Factory. The Seller holds and is in compliance with all material permits, certificates, licenses, orders, approvals, registrations, franchises and authorizations required under all laws, rules and regulations in connection with the Business and the New Factory, and, to Seller's Knowledge, all of such permits, certificates, licenses, orders, approvals, registrations, franchises and authorizations are in full force and effect. The Seller has complied with all applicable statutes, rules, regulations and orders, national and local, which, if not complied with, would have a material adverse effect on the Business or the New Factory. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to Seller's Knowledge, no investigation or review is pending or threatened by any governmental or other entity (a) with respect to any alleged violation by Seller of any law, ordinance, rule, regulation or order of any governmental entity relating to or affecting the Business or the New Factory (b) with respect to any alleged failure by Seller to have any permit, certificate, license, approval, registration or authorization required in connection with the Business or the New Factory.

        2.12.   Environmental Matters.

                (a) Except as disclosed on Schedule 2.12 hereto or in the site assessments of the Owned Real Properties performed by or on behalf of Buyer (true and complete copies of which Buyer has delivered to Seller):

     (i) The Business and the New Factory are in compliance with and are not in violation of any national or local statutory or regulation, rule, order, ordinance, guideline, direction, or notice, relating to the environment, public health and safety, and employee health and safety, including those relating to Hazardous Substances ("Environmental Laws").

     (ii) Seller holds and is in compliance with all necessary or required environmental permits, certificates, consent or other settlement agreements, licenses, approvals, registrations and authorizations required under all Environmental Laws that relate to or affect the Business ("Environmental Permits") or the New Factory as being used as of the date of this Agreement, and all of such Environmental Permits are valid and in full force and effect. All such Environmental Permits held by Seller are listed on Schedule 2.12 hereto and any that are not transferable are so designated. Seller has made or will make before the Closing timely application for renewals of all such Environmental Permits for which Environmental Laws require that applications must be filed on or before the Closing to maintain the Environmental Permits in full force and effect after the Closing Date. Buyer shall bear any fees, cost or other expenses incurred in making such filings or applications to the extent to which Buyer receives a benefit from the Environmental Permit obtained as a result of such filing or application.

     (iii) No consent, approval or authorization of, or registration or filing with any Person, including any environmental governmental Authority or regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller (with Buyer's reasonable assistance) has or will prepare and file all applications for the transfer of all Environmental Permits, at Buyer's expense, that must be transferred as a result of the consummation of the transactions contemplated by this Agreement.

     (iv) No notice, citation, summons or order has been issued or served upon, no complaint has been filed, no penalty has been assessed and, to Seller's Knowledge, no investigation or review is pending or threatened by any Authority or Person: (a) with respect to any alleged violation by Seller of any Environmental Law relating to or affecting the Business or the New Factory; or
(b) with respect to any alleged failure by Seller to have any Environmental Permit relating to or affecting the Business or the New Factory; or (c) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively "Management") of any Hazardous Substances by or on behalf of Seller or, to Seller's knowledge, its predecessors relating to or affecting the Business or the New Factory.

     (v) Seller has not received any request for information, notice of claim, demand, order or notification for which it or any of its predecessors are or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance relating to or affecting the Business or the New Factory.

     (vi) Except for Hazardous Substances stored or used in the ordinary course of their manufacturing processes, in quantities and in a manner (1) not in violation of any applicable law, or (2) which has not or is not reasonably likely to create a condition which requires investigation, remediation or other responsive action or responsibility or liability under Environmental laws, to Seller's knowledge neither the Seller nor any Affiliate of Seller has used, generated, treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on the New Factory or on any property now owned, operated or leased by Seller or any Affiliate of Seller or on any formerly owned, operated or leased property that is related in any way to the Business, nor has anyone else during the period that such property or the New Factory has been owned, operated or leased by Seller or, to Seller's Knowledge, during any other period, treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now owned, operated or leased by Seller or any Affiliate of Seller or on any formerly owned, operated or leased property. Notwithstanding the provisions of this Section 2.12(a)(vi), Seller acknowledges that asbestos has been used in one or more buildings of the Old Factory and has or may have been used in one or more buildings of the New Factory and agrees to be liable for damages relating to such asbestos as specified in Section 4.10(b) of this Agreement.

     (vii) To Seller's Knowledge, no polychlorinated biphenyls are or have been present at the New Factory or at any property now owned, operated or leased by Seller or any Affiliate of Seller during the period that such property was owned, operated or leased by Seller that is in any way related to the Business, nor are there any underground storage tanks, active or abandoned, at such property or at the New Factory.

     (viii) To Seller's Knowledge, no Hazardous Substance generated by Seller or any Affiliate of Seller that is any way related to the Business or the New Factory has been recycled, treated, stored, disposed of or transported by any entity in violation of any Environmental Law or in a manner which has created or is reasonably likely to create any liability or responsibility under any Environmental Law.

     (ix) No Hazardous Substance has been Released at, on, about or under by Seller or, to Seller's Knowledge is present in the New Factory or in any property now owned, operated or leased by Seller or any Affiliate of Seller that is in any way related to the Business which requires investigation, remediation or other response action. Notwithstanding the provisions of this Section 2.12(a)(ix), Seller acknowledges that asbestos has been used in one or more buildings of the Old Factory and has or may have been used in one or more buildings of the New Factory and agrees to be liable for damages relating to such asbestos as specified in Section 4.10(b) of this Agreement.

     (x) There are no environmental Liens on the New Factory or on any properties owned or leased by Seller or any Affiliate of Seller which would materially impair Buyer's ability to lawfully operate the Business as such Business was operated prior to the Closing Date and, to Seller's knowledge, no government actions have been taken or are in process or pending which could subject any of such properties to such Liens.

     (xi) No deed or other instrument of conveyance of real property to Seller or any Affiliate of Seller with respect to real property presently owned, operated or leased by Seller contains a restriction relating to the actual or suspected presence of Hazardous Substances, which restriction would materially impair Buyer's ability to lawfully operate the Business as such Business was operated prior to the Closing Date.

     (xii) To Seller's Knowledge, there are no facts or circumstances (other than the possible presence of asbestos in one or more buildings of the Old Factory and the New Factory) related to environmental matters concerning real property owned, operated or leased by Seller that could reasonably be expected to lead to any further environmental claims against Seller, or Buyer under current law.

     (xiii) There have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by or at the direction of Seller or, in the possession of Seller indicating the presence of any Hazardous Substance at the New Factory (other than asbestos) in or on any property or business now or previously owned, operated, or leased by Seller or any Affiliate of Seller in any way related to the Business in material violation of any Environmental Law or which has created a condition which requires investigation, remediation or other response action under Environmental Law which have not been provided to Buyer prior to the date hereof.

     2.13. Consents. Except for the contracts listed on Schedule 1.10 and except as set forth on Schedule 2.13 (the implementation schedule), no consent, approval or authorization of, or registration or filing with, any Person, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.14. Personal Property. The Seller owns all of its tangible personal property and assets relating to or affecting the Business, including the properties and assets reflected in the Balance Sheet (except those disposed of in the ordinary course of business since the Balance Sheet Date); and at the Closing none of such properties or assets will be subject to any mortgage, pledge, lien, restriction, encumbrance, claim, security interest, charge or any other matter affecting title, except, (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs any operations of the Seller, (b) liens for current taxes not yet due and payable, or (c) as disclosed on Schedule 2.14 hereto (the "Personal Property Permitted Encumbrances"). All tangible personal property, assets, equipment or other personal property consigned or leased to Seller, whether used exclusively in the operation of the Business or shared by the Business with Seller's construction equipment business, are listed on Schedule 2.14.

     2.15.     Real Estate.
               (a) Schedule 2.15 hereto contains a true, correct and complete list of all real properties included in the Purchased Assets (collectively, the "Real Properties") separately indicating the nature of Seller's interest therein. Except as set forth on Schedule 2.15 hereto, no other Person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of such Real Properties. Seller has not received any written or oral notice for assessment for public improvements against any of the Real Properties which remains unpaid and, to Seller's Knowledge, no such assessment has been proposed. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Properties and, to Seller's Knowledge, no such proceeding is contemplated.

               (b)  Except as disclosed on Schedule 2.15 hereto:

                    (i) Seller has good and marketable title to the Real Properties owned by Seller (the "Owned Real Properties" or "Owned Real Property"). The Owned Real Property is free and clear of any and all Liens, exceptions, items, encumbrances, easements, restrictions and other matters either of record or not of record which either individually or in the aggregate, could prohibit or adversely interfere with Buyer's use of such property except (a) matters set forth on Schedule 2.15 and referred to as the "Exceptions that will not exist at Closing" (the "Exceptions That Will Not Exist at Closing"), (b) matters set forth on Schedule 2.15, none of which is material in amount and none of which, individually or in the aggregate, impairs, or grants or evidences rights which if exercised would impair, the use of the affected property in the manner such property is currently being used, or impairs the current operations of the Business, (c) defects of title, conditions, easements, encroachments, covenants or restrictions, if any, none of which is material in amount and none of which, individually or in the aggregate, materially impairs, or grants or evidences rights which if exercised would materially impair, the use of the affected property in the manner such property is currently being used, or impairs the current operations of the Business, and (d) zoning or land use ordinances, none of which, to Seller's knowledge, individually or in the aggregate, impairs the use of the affected property in the manner such property is currently being used or impairs the current operations of the Business (collectively, the "Permitted Real Property Encumbrances"). No material default or breach exists under any of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting all or any portion of the Owner Real Properties.

                  (ii) The current zoning of each of the Owned Real Properties permits the operator of such property to use such property for the Buyer's intended use thereof, provided that such use is similar to Seller's use thereof or otherwise disclosed to Seller. Seller has not made any application for a rezoning of any of the Owned Real Properties. To Seller's Knowledge, there are no proposed or pending change to any zoning affecting any of the Owned Real Properties.

                  (iii) All utilities, including without limitation, potable water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Owned Real Properties, (1) either enter the Owned Real Properties through open public streets adjoining the Owned Real Properties, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer, (2) are installed, connected, operating and adequate for the operation of the Business as it has been previously conducted by Seller, with all installation and connection charges paid in full, including, without limitation, connection and the right to discharge sanitary waste into the collector system of the appropriate sewer utility, and (3) are adequate (in both quality and quantity) to service the Owned Real Properties for their respective use in the business as presently conducted thereon.

                         (iv)  Each of the Owned Real Properties is located
along one or more dedicated public streets or has access thereto. All curb-cut and street-opening permits or licenses required for vehicular access to and from the Real Properties to any adjoining public street or to any parking spaces utilized in connection with the Owned Real Property have been obtained and paid for, are in full force and effect and shall inure to the benefit of Buyer.

                         (v)  The improvements located on the Owned Real
Properties, including the roof, structure, soil, elevators, walls, heating, ventilation, air conditioning, plumbing, electrical, drainage, fire alarm, communications, security and exhaust systems and their component parts, or other improvements on or forming a part of the Owned Real Properties, are adequate for the operation of the Business as it has been previously conducted by Seller. Seller has not received any notification of and there are no outstanding or incomplete work orders in respect of any of the buildings, improvements or other structures constructed on the Owned Real Properties or of any current non-compliance with applicable statutes and regulations or building and zoning by-laws and regulations.

                  (c) Except as set forth on Schedule 2.15 hereto, there are no deeds of trust or mortgages which are a Lien upon the Owned Real Properties.

          2.16 Transactions with Affiliates. Except as disclosed on Schedule 2.16, no Affiliate has:

                  (a) borrowed money or loaned money to the Seller in connection with the Business or the New Factory which remains outstanding;

                  (b) any contractual or other claims, express or implied, of any kind whatsoever against Seller in connection with the Business or the New Factory;

                  (c) any interest in any property or assets used by Seller in connection with the Business or the New Factory; or

                  (d) is engaged in any other transaction with Seller relating to or affecting the Business or the New Factory (other than employment relationships at the salaries disclosed in Schedule 2.16 hereto).

          2.17. Condition of Assets. The buildings at the New Factory and the buildings, machinery, equipment, tools, furniture, improvements and other fixed assets of the Seller used in or related to or affecting the Business, including those reflected in the Balance Sheet, are adequate for the operation of the Business as it has been previously conducted by the Seller.

          2.18.   Compensation Arrangements; Officers and Directors.  Schedule
2.18 hereto sets forth the following information:

                  (a) The names and current annual salary, including any bonus, if applicable, of all present directors, officers and employees of Seller at the rank of kwajang or higher who work in connection with the Business together with a statement of the full amount of all remuneration paid by Seller to each such person during the 12 month period preceding the date hereof.

                  (b) the names and titles of each trustee, fiduciary or plan administrator of each employee benefit plan of the Seller.

          2.19.   Labor Relations.

                  (a) Schedule 2.19 hereto contains a true and complete list of all current employees of Seller that Seller asserts are necessary to the operation of the Business ("Employees"), together with their respective job titles and current annual compensation and bonuses or bonus eligibility (if any), as of the date hereof. Schedule 2.19 shall have been updated as of the Closing, if necessary. Except for those individuals identified on Schedule 2.19, there are no employees hired by and currently working for Seller necessary to the operation of the Business.

                  (b) Schedule 2.19 contains a list of all written employment policies, practices, manuals, handbooks, procedures, and terms and conditions of employment of Seller that are applicable to Employees. Except as listed on
Schedule 2.19, there are no employment policies, practices, manuals, handbooks, procedures or terms or conditions of employment that are applicable to Employees.

                  (c) Schedule 2.19 contains a list of all current, or if expired and not renewed, the most recent, employment, labor or collective bargaining agreements with any of the Employees. Except as listed on Schedule 2.19, there are no employment, labor or collective bargaining agreement, or governmental or administrative charges, affecting or concerning the Employees, pending or to Seller's knowledge threatened against Seller.

                (d) Except as set forth on Schedule 2.19, there are no consulting, contracting or independent contracting agreements with any person retained or employed in connection with the Assets or the Business.

                (e) The overall relations of Seller with its employees are good. There are no unfair labor practice complaints against Seller pending or, to Seller's Knowledge, threatened. There is no labor strike, dispute, slow down or stoppage actually pending or, to Seller's Knowledge, threatened against or involving Seller. No employee grievance which might to Seller's Knowledge have an adverse effect on Seller or the conduct of the Business is pending. No private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities. Except as disclosed in Schedule 2.19, Seller has not in the past twelve (12) months experienced any work stoppage or slow down or, to the best of Seller's Knowledge committed any unfair labor practice.

                2.20. Products Liability. Except for lawsuits, claims, damages and expenses adequately covered by the Seller's insurance, there are no (a) liabilities of Seller, fixed or contingent, asserted or, to Seller's Knowledge, unasserted, with respect to any product liability or any similar claim that relates to any product manufactured and sold by Seller to others in connection with the Business, or (b) liabilities of Seller, fixed or contingent, asserted or, to Seller's Knowledge, unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured and sold by Seller to others other than standard warranty obligations (to replace, repair or refund) made by the Seller in the ordinary course of business to purchasers of its products in connection with the Business.

                2.21. Insurance. Attached hereto as Schedule 2.21 is a complete and correct list of all policies of insurance relating to the Business or the New Factory of which Seller is the owner, insured or beneficiary, or covering any of the property of the Business, true, correct and complete copies of which have been delivered to Buyer, indicating for each policy the carrier, the insured, type of coverage, the amounts of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder. All such policies are in full force and effect. The coverages provided by such policies are reasonable, in both scope and mount, in light of the risks attendant to the Business and the New Factory. Seller has paid-in-full all premiums due on such policies as of the Closing Date. To Seller's Knowledge, there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 2.21, there are no outstanding unpaid premiums or claims under such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Seller. Except as set forth on Schedule 2.21, Seller has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Except as set forth on Schedule 2.21, all products liability and general liability policies maintained by or for the benefit of the Seller during the last five (5) years have been "occurrence" policies and not "claims made" policies. All product liability and general liability policies relating to the manufacture and sale of forklifts and related parts and components manufactured and sold by Seller prior to the Closing Date shall remain in place for at least five (5) years from the Closing Date, provided that, if Seller does not maintain such insurance then any claim or lawsuit including attachments and injunctions made or sought against Buyer or its assets relating to the manufacture and sale of forklifts and related parts and components by the Seller prior to the Closing may be tendered by Buyer to Seller within 20 days of Buyer being notified of such claim or lawsuit and Seller shall defend such claim or lawsuit as if it had been originally brought against Seller and shall hold Buyer harmless from any liability, suits, losses or damages including attorneys' fees resulting from such claim or lawsuit.

          2.22.  Patents and Intellectual Property Rights. Attached hereto as
Schedule 2.22 is a correct list of all patents, patent applications, trademarks, service marks and trade names, copyrights, intellectual property licenses, logos and the like, held, owned or used by the Seller in connection with the Business (all the above collectively referred to as the "IP Rights"), and as to all such IP Rights that are registered, all of such registrations, and as to all such IP Rights for which registration has been applied, such applications are valid and in good standing. To Seller's Knowledge, none of the IP Rights infringes upon (nor has any claim been made that any of them infringes) the patents, trademarks or other rights of others. Except as set forth on Schedule 2.22, to Seller's Knowledge, the manufacture, sale or use of any products now or heretofore manufactured or sold by Seller did not and does not infringe (nor has any claim been made that any such action infringes) the patents or intellectual property rights of others. The Seller owns or possesses adequate licenses or other rights (at reasonable market costs) to use all patent, patent applications, copyrights, trademarks, service marks and tradenames necessary to conduct the Business as now conducted. Except as set forth on Schedule 2.22, there is no agreement to which Seller is a party or to which Seller is legally bound and no restriction or Liens, materially and adversely affecting the use by Seller and, after the Closing, the use by Buyer, of any of the IP Rights. There is no pending litigation or other legal action with respect to any of the IP Rights, and no order, holding, decision or judgment has been rendered by any Authority, and no agreement, consent or stipulation exists to which, in any such event, Seller is a party or of which Seller has knowledge, which would prevent Seller, or after the Closing, Buyer, from using any of the IP Rights.

          2.23 Brokerage. Seller has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transaction contemplated hereunder.

          2.24 Disclosure. No representation or warranty by Seller in this Agreement, and no exhibit, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Buyer with proper information as to the Seller and the Purchased Assets. Seller shall disclose to Buyer at Closing any information then in the possession of Seller that indicates that Buyer is in breach of this Agreement or which may provide the basis for a claim by Seller that Buyer has breached this Agreement.

          2.25 Mitigation. The Parties acknowledge that the representations and warranties set forth above shall, in any case not be interpreted as limiting or restricting Buyer's general obligation at law, if any, to prevent and/or mitigate any loss or damages which it may incur after the Closing in connection with or involving the Business or the Purchased Assets to be transferred under this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          3.1. Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

          3.2. Corporate Power and Authority. Buyer has all requisite corporate power and authority to make, execute, deliver and perform this Agreement and all other agreements, documents and instruments to which it is a party or is otherwise obligated which are executed, delivered or performed pursuant to this Agreement.

          3.3. Due Authorization. The execution, delivery and performance of this Agreement and all other agreements, documents and instruments to which Buyer is a party or is otherwise obligated which are to be executed, delivered or performed pursuant to this Agreement have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes and any other instruments to be delivered by Buyer at Closing, when executed and delivered at Closing, will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

          3.4. Brokerage. Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

          3.5. No Breaches; Etc. The execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not result in any breach or acceleration of any of the terms or conditions of its articles of incorporation or bylaws, or of any mortgage, bond, indenture, contract, agreement, license or other instrument or obligation to which Buyer is a party. The execution, delivery and performance of this Agreement or the other agreements contemplated by this Agreement will not result in the material violation of any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which Buyer is, was or may be bound.

          3.6. Disclosure. No representation or warranty by Buyer in this Agreement, and no exhibit, certificate or schedule furnished or to be furnished to Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Seller with proper information as to the Buyer and the Purchase Assets. Buyer shall disclose to Seller at Closing any information then in the possession of Buyer that indicates that Seller is in breach of this Agreement or which may provide the basis for a claim by Buyer that Seller has breached this Agreement.

          3.7. Litigation. There is no action, suit, proceeding or investigation pending, or, to Buyer's knowledge, threatened, against or related to Buyer or its respective properties or business which would be reasonably likely to adversely affect or restrict Buyer's ability to consummate the transactions contemplated by this Agreement, and there is no reasonable basis known to Buyer for any such action that may result in such effect and is probable of assertion.

          3.8. Mitigation. The Parties acknowledge that the representations and warranties set forth above shall, in any case not be interpreted as limiting or restricting Seller's general obligation at law, if any, to prevent and/or mitigate any loss or damages which it may incur after the Closing in connection with the transfer of the Business or the Purchased Assets to Buyer under this Agreement.

                                   ARTICLE IV

                          CERTAIN ADDITIONAL COVENANTS

          4.1. Costs, Expenses and Taxes. Unless otherwise provided for herein, Buyer and Seller will each pay all their own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including (a) all costs, expenses and Taxes to the extent levied to each Party, and (b) all accounting, legal and appraisal fees and settlement charges.

          4.2. Employees of the Business. Not later than one week prior to the Closing, the Parties shall finalize a list of employees to be transferred from Seller to Buyer and such list shall include no more than 180 of Seller's permanent employees (the "Transferred Employees"). The transfer from Seller to Buyer of the Transferred Employees shall be subject to the following basic principles:

          (a) All of the Transferred Employees shall have the right to elect to be (i) formally terminated as employees of Seller or (ii) transferred to Buyer as a continuation of their current employment.

          (b) With respect to the Transferred Employees who elect to terminate their employment with Seller, Seller shall pay, in a timely manner in accordance with the requirements of the Labor Standards Act and current company practices, all salary, bonuses, allowances, severance, unused leave (including the pro rata portion of accrued but unused leave attributable to the portion of the 1998 calendar year prior to closing) and any other monetary obligations or claims relating to the Transferred Employees' employment with Seller or its Affiliates that may have accrued to those personnel prior to their separation. Seller represents and warrants that the amount paid by it to such personnel will be adequate to fully satisfy all of their claims relating to each of their terms of employment at Seller or any Affiliate of Seller. For the portion of the 1998 calendar year after the Closing Date, each of the Transferred Employees who have elected to terminate shall receive the pro rata portion of paid leave days that are attributable to this portion of the 1998 Calendar Year. For subsequent years, each of the Transferred Employees who have elected to terminate shall receive the same number of paid leave days that they would have received had they continued to be employees of Buyer, provided that Buyer's agreement to this provision shall in no way be interpreted as obligating Buyer to pay any severance to the Transferred Employees relating to their years of service at any company other than Buyer.

          (c) With respect to the Transferred Employees who elect to carry over their employment into Buyer, Seller shall, as part of the purchase price adjustment under Section 1.6 of this Agreement, pay to Buyer, in each case, the value of all unpaid wages, accrued severance, unused leave and other rights that have accrued to such personnel prior to commencement of their employment with buyer, whether or not under any existing employment, labor or collective bargaining agreement or under any such agreements entered into after the Closing Date but with retroactive application extending to before the Closing Date. Buyer shall be responsible for the full amount of severance and other benefits of such employees from the commencement of their employment with Buyer. Seller represents and warrants that the amount paid to Buyer from Seller under this Section 4.2(c) will be adequate to fully satisfy all claims of these employees relating to each of their terms of employment at Seller or any Affiliates of Seller.

          (d) Prior to the Closing, Seller shall deliver to Buyer a list indicating the election of each Transferred Employee as described in Section 4.2(a) above.

          (e) Buyer agrees that it will treat the Transferred Employees fairly, and except as permitted or authorized by the laws of Korea, Buyer agrees that it will not terminate any of the Transferred Employees. In the event that Buyer transfers the Business to a third party within three years of the Closing Date, Buyer shall ensure that the third party be bound by this
Section 4.2(e) until the date three years from the Closing Date has passed.

          (f) Buyer agrees that for a period of three (3) years from the Closing Date, buyer will notify and discuss with Seller in advance any transfer of the Business to a third party other than an Affiliate, provided that, in no event shall Seller have any right to in any way prevent or hinder such transfer.

     4.3. Settlement of Boundary Dispute. Seller shall use its best efforts to settle to Buyer's satisfaction the boundary dispute concerning the
1.3 meter strip of land at the New Factory that is adjacent to the property of Kang Lim and Sam Hwan prior to the Closing Date and Seller shall be obligated to settle the dispute to Buyer's satisfaction by no later than 90 days from the Closing Date. Seller further agrees to fully (i) defend Buyer against any lawsuits, claims, attachments or injunctions and (ii) indemnify Buyer for any claims, damages or losses resulting to Buyer that may at any time arise from or related to this boundary dispute.

     4.4.           Indemnification.

         (a)       General Indemnification Obligations

                         (i) Indemnification by Seller. Seller hereby agrees to
indemnify and hold harmless Buyer from and against:

                              (1)  any and all Damages arising out of or
resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Seller contained in this Agreement or in any certificate, instrument, agreement or other document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby;

                              (2)  any and all Damages arising out of or
resulting from any liabilities of Seller of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing, prior to such date, except the Assumed Liabilities;

          (3) any Damages arising out of or resulting from any claim asserted against Buyer with respect to Excluded Liabilities;

          (4) any and all Damages arising from claims brought by Transferred Employees who have elected to terminate their employment with Seller in relation to these employees' terms of employment with Seller or and Affiliate of Seller, including but not limited to claims for severance pay resulting from the increase in any employee's wage during his or her period of employment with Buyer; and

          (5) Damages arising from the presence at or removal of asbestos from one or more buildings of the Old Factory or the New Factory as set forth in
Section 4.10 of this Agreement;

          (6) any secondary tax liability of the Buyer under the National Tax Basic Law and the Local Tax Law for the taxes of Seller that have accrued prior to the Closing Date; and

          (7) any and all Damages arising out of the failure of Seller to obtain a shareholders' resolution approving this Agreement and the transactions described herein and with respect to this Section 4.4(a)(i)(7) Seller agrees to fully defend Buyer against any lawsuits, claims, attachments or injunctions.

     (ii) Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Seller from and against:

          (1) any Damages arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Buyer contained in this Agreement or in any certificate, instrument, agreement or other document furnished or to be furnished to Seller in connection with the transactions contemplated hereby;

          (2) any Damages resulting from or arising out of the failure by Buyer to pay or discharge, or cause to be paid or discharged, any of the Assumed Liabilities; and

          (3) any Damages arising out of or resulting from any claim asserted against Seller with respect to Assumed Liabilities.

     (iii) For purposes of this Agreement, "Damages" means the aggregate amount of all damages, claims, losses, obligations, liabilities (including any governmental penalty, fines or punitive damages), deficiencies, interest, costs and expenses arising out of or relating to a matter and any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to such matter or to the enforcement of this Agreement, including, but not limited to, reasonable fees incurred by the Party entitled to indemnification under this Agreement.

     (b) Indemnification Cap. The maximum aggregate liability of Seller or Buyer in respect of all claims shall not exceed the Purchase Price.

     (c)  General Indemnification Procedures.

     (i) Buyer and Seller shall cooperate in the defense or prosecution of any claim, action, suit or proceeding asserted against either of them by a party other than a Party hereto or an Affiliate of any Party hereto in respect of which indemnity may be sought hereunder (a "Third Party Claim") and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     (ii) Except as otherwise provided in this Agreement, no action or claim for Damages resulting from breaches of the representations and warranties of Seller or Buyer shall be brought or made after 24 months following the Closing, except that such time limitation shall not apply to (i) claims for misrepresentations or breaches of warranty relating to Section 2.7 (relating to Taxes) which may be asserted until 60 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claim relates, (ii) claims relating to asbestos under Sections 2.12, 4.3(a)(5) and 4.10 of this Agreement that have been brought against Buyer by third parties within five years following the Closing Date, (iii) any claims arising from Section 4.4(a)(i)(7) above which shall have no time limit and
(iv) any claims which have been the subject of a written notice from Buyer to Seller prior to the expiration of the applicable period under this Section 4.4(c)(ii), which notice specifies in reasonable detail the nature of the claim.

     (iii) Notwithstanding anything to the contrary in this Section 4.4, no limitation or condition of liability provided in this Section shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

     (iv) If there shall be a judicial determination that any Party (the "Indemnified Party") seeking indemnification from another Party (the "Indemnifying Party") under this Agreement is not entitled to such indemnification in the amount originally claimed by a third party, then the Indemnifying Party shall be entitled to reimbursement from the Indemnified Party for its costs and expenses, including reasonable attorneys' fees, incurred in the defense of the claim for such indemnity pro rata, to the extent that the amount awarded is less than the amount originally claimed.

     (v) Following the receipt by either Party of a complaint initiating a lawsuit in respect of a Third Party Claim in respect of which indemnity may be sought from either Party hereunder, within a reasonable time after such receipt, the receiving Party shall give the other Party notice of such Third Party
Claim.

     (vi) Buyer shall notify Seller and Seller shall notify Buyer of any claim for Damages. Such notice shall describe, to the extent reasonably available, the nature of the claim, the proposed remedy and the cost to remedy or to satisfy the claim. Buyer and Seller shall, in good faith, consult with the other Party and give the other Party a reasonable opportunity to propose an alternative method to remedy or satisfy the claim. Provided, however, that if the nature of the claim is such that, in Buyer and Seller's judgment, the above notice and opportunity provisions could reasonably be expected to cause further Damages or would otherwise not be appropriate under the circumstances, then the prior notice and opportunity shall not be required. Neither Buyer nor Seller shall be required in any event to adopt the method proposed by the other Party. Buyer and Seller's failure to give the other Party the prior notice and opportunity or to adopt the method proposed, shall not bar in any event either Party from asserting an indemnification claim against the other under and subject to the terms and conditions described in this Section 4.4, but, in any such claim, the failure of either Party to give prior notice and opportunity, or to adopt the method proposed shall be admissable evidence if either Party shall contest the reasonableness of the amount of the Damages that it may recover from the other Party.

          4.5  Confidentiality and Non-Competition

               (a) Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not disclose to any other Person or use for his or its own benefit or the benefit of any other Person any trade secrets or other confidential proprietary information in its possession or control regarding Seller or their respective businesses and operations. The obligations of the Seller under this Section 4.5(a) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information.

               (b) Non-competition. For a period of eight (8) years or longer (the "Non-Competition Term") from and after the Closing, Seller shall not, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or otherwise with, (1) an entity engaged in the Business or the forklift industry, or (2) any entity using the name "Clark" (collectively, the "Competing Businesses" or each such business a "Competing Business"), or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from Buyer, its Affiliates, or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by Buyer, its Affiliates or any successor to any of the foregoing in a senior executive capacity or as a general manager or sales, manufacturing, or technical employee. Ownership of not more than five percent (5%) of the outstanding stock of any publicly traded company engaging in a Competing Business shall not, in and of itself, be a violation of this Section 4.5(b). The restrictive covenant contained in this Section 4.5(b) is a covenant independent of any other provision of this Agreement, and the existence of any claim which Seller may allege against Buyer, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. Seller agrees that a breach by Seller of this Section 4.5(b) shall cause irreparable harm to Buyer, and its Affiliates, that Buyer's remedies at law for any breach or threat of breach by Seller of the provisions of this Section 4.5(b) shall be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Section 4.5(b) and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or in equity. The Non-Competition Term shall be tolled with respect to Seller during any period of violation of this covenant not to compete by Seller. At the end of the eighth year at Seller's written request, Buyer and Seller shall enter into good faith negotiations to terminate Seller's obligations under this Section 4.5(b), provided that if no mutual agreement is reached to terminate Seller's obligations under this Section 4.5(b), then Seller's obligation shall continue for an additional two years from the expiration of the eighth year.
In the event that this covenant not to compete shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longer period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action.

          4.6 Access to Information. Seller and Buyer shall reasonably cooperate with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each Party has access without causing excessive hardship to normal operations to the business records, contracts and other information existing at the Closing Date and relating to Seller (whether in the possession of Seller or Buyer) (including copies thereof) as is reasonably necessary for the (a) preparation for or the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation (other than one by or on behalf of a Party to this Agreement) by or against Buyer or Seller (b) preparation and filing of any Tax Return or election relating to Seller and any audit by any taxing authority of any returns of Buyer or Seller relating thereto, (c) preparation and filing of any other documents required by governmental or regulatory bodies and (d) transfer of data to Buyer relating to the Seller. The Party requesting such information and assistance shall reimburse the other Party for all out-of-pocket costs and expenses incurred by such Party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 4.6 shall be during normal business hours and upon not less than two (2) business days prior written request, and shall identify the scope of the information to be reviewed and shall be subject to such further reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the Party entitled to claim the same.

          4.7  Cooperation

               (a) With respect to the Excluded Liabilities, Buyer agrees to reasonably cooperate with Seller, at no cost to Buyer, in connection with Sellers' defense of any claims or lawsuit relating thereto, including, without limitation, making available to Seller for inspection and copying business records of the Buyer pertaining to such claims or lawsuits and making employees of the Buyer available as needed from time to time for interviews, trial testimony and similar appearances; provided, however, that Buyer is reimbursed by Seller for any costs or expenses including any salary, wages or other compensation paid by Buyer to its employees during the period such employees are made available to Seller pursuant to this section, and that such cooperation does not unreasonably interfere with Buyer's operation of its business.

               (b) Seller agrees to cooperate with Buyer in Buyer's efforts to obtain certain tax exemptions available to foreign invested companies or purchasers of the Business or New Factory, provided that Seller shall not be obligated to bear any costs in relation to such cooperation.

          4.8  Use of Samsung Name

               (a) For a period of three (3) years from the date commencement of normal commercial production at the New Factory and during the Transition Period (as defined below), Buyer may use, in relation to the Business and its products, the Samsung name and all other trademarks, tradenames or logos that are currently used in the Business as well as any updated versions of such trademarks, tradenames and logos. The terms and conditions of such usage shall be as set forth in Exhibit 4.8(a).

               (b) Unless prohibited by applicable law, for a period of six (6) months from the Closing Date, Buyer may brand forklifts manufactured in the United States for sale in Asia and Europe on the terms and conditions as set forth in Exhibit 4.8(b).

          4.9  Transition Services

               (a) Seller shall ensure that Buyer may use the Old Factory for a period of not less than six (6) months from the Closing Date (the "Transition Period"), subject to the consent of any third party who comes to own the Old Factory (i.e., Volvo).

               (b) During the Transition Period, Seller shall use its best efforts to ensure that the Business is continued to be provided with all of the services and parts and components currently provided to the Business by Seller or any Person affiliated with Seller on the same terms and conditions as such services and parts and components are now being provided to the Business, provided however, that Seller shall bear no unreasonable costs to secure such services.

               (c) During the Transition Period, Seller shall use its best efforts to ensure that all Services currently made available to the employees of the Business at the Old Factory including, without limitation, cafeteria, clinic and human welfare services continue to be provided to those employees on the same terms and conditions as such services are now being provided to them, provided however, that Seller shall not be obligated to bear any costs to secure such services.

               (d) Seller shall use its best efforts to ensure that Samsung Data Systems enters into an agreement with Buyer to provide MIS services to Buyer.

          4.10 Change of Factory Site and Removal of Asbestos

               (a) The tangible assets, as designated by Buyer, other than the real property of the Old Factory shall be moved to the New Factory. All expenses associated with this transfer shall be borne by Seller including, without limitation, expenses involved in detaching the assets from the Old Site and delivering the assets to the new site, provided however, that expenses for cleaning and painting the equipment, tooling, dies and jigs to be moved to the New Factory shall be shared equally by the Parties. Seller shall also be responsible for tearing down the portions of the New Factory currently dedicated to offices as prescribed by buyer on schedule 4.10 including paying all expenses associated with such process. Buyer shall be responsible for expenses associated with installing the assets at the New Site.

               (b)  Asbestos

                    (i) Seller shall bear all costs and liabilities in connection with the presence of asbestos in the Old Factory and the removal of asbestos from the Old Factory. With respect to the New Factory, Seller agrees that in the process of tearing down the portions of the New Factory as prescribed by the buyer on Schedule 4.10, Seller will remove any and all asbestos contained in and around the torn down portions or released as a result of the tear down at Sellers sole expense and to Buyer's reasonable satisfaction and Seller shall be liable for any claim arising from the presence of or removal of asbestos from those torn down portions or releases resulting from such tear down. Buyer agrees that it will be liable for any claim from third parties arising from the presence or removal of asbestos from those portions of the New Factory that Seller is not obligated, pursuant to this Article 4.10, to tear down.

                    (ii) If, within two and one-half (2-1/2) years from the Closing Date, a law or regulation passes in Korea requiring that all asbestos be removed from the New Factory, then Seller shall at its sole expense remove all asbestos from the New Factory and be liable for any claim resulting from the presence of such asbestos and from its removal. If Seller fails to remove such asbestos within 30 days of Buyer's request, Buyer shall have the right to remove such asbestos at Seller's expense.

          4.11 Purchase of Forklifts by Seller. Seller shall use its best efforts to ensure that Seller and all of its Affiliates of Seller purchase from Buyer all of the forklifts that they purchase for a period of not less than three (3) years from the Closing Date. During this time period, Buyer shall charge Seller and its Affiliates the best price Buyer offers to other companies.

          4.12 Property Taxes. Any and all taxes, charges, public imposts, fees, and the like (collectively "Property Taxes") which are assessed on or are required to be paid by Buyer for the first time after the Closing but prior to the end of the calendar year in which the Closing occurs, in relation to, or as a result of, ownership of the real properties (including land and buildings) acquired from Seller or the operation of business at the place(s) acquired from Seller shall be shared by Seller and Buyer on the basis of the number of days of their respective holding of the real properties or operation of business during the calendar year in which Property Taxes are assessed. Property Taxes shall include, but not be limited to, property tax on buildings, global land tax on land, business place tax, and any and all surtaxes on these taxes.

                                   ARTICLE V

                                 MISCELLANEOUS

          5.1 Further Assurances; Cooperation. At and after the Closing, Seller will execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request to convey and transfer effectively to Buyer the Purchased Assets or to put Buyer in actual possession and control of the business of the Seller.

          5.2. Nature and Survival of Representations. The representations, warranties, covenants and agreements of Buyer and Seller contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective Party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing hereunder subject to Section
4.4 hereof. Except for the representation and warranties expressly contained in this Agreement, the Parties make no other representations or warranties and no additional representations and warranties may be implied.

          5.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, by certified or registered mail, postage prepaid, to the other Party at the following addresses (or at such other address as shall be given in writing to any Party to the other):

               If to Buyer, to:

                  General Counsel
                  Clark Material Handling Company
                  749 West Short Street
                  Lexington, Kentucky 40508
                  United States of America

               With a required copy to:

                  Representative Director
                  Clark Material Handling Asia
                  40-1 Ungnam-dong
                  Changwon, Kyongnam Province
                  Republic of Korea

               If to Seller to:

                  President
                  Samsung Heavy Industries Co., Ltd.
                  Dongnam Tower
                  890-25 Daechi-Dong, Kangnam-Ku
                  Seoul, Republic of Korea

          5.4. Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties hereto and their respective successors and assigns. Without limiting the foregoing, prior to the Closing.

Buyer may assign all of its rights and obligations under this Agreement to a Korean affiliate of Buyer without further consent of Seller. Following such assignment, all references to the Buyer in this Agreement shall be considered references to the assignee under this Section 5.4 as if the assignee had originally executed this Agreement and Buyer shall be relieved of any and all liability under this Agreement.

          5.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea, without regard to its conflict of law provisions.

          5.6. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute part of this Agreement, nor shall they affect its meaning, construction or effect.

          5.7. Amendment and Waiver. The Parties may by mutual agreement amend this Agreement in any respect, and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of any other Party, (b) waive any inaccuracies in representations by any other Party, (c) waive compliance by any other Party with any of the agreements contained herein and performance of any obligations by such other Party, and (d) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the Party against whom enforcement of the same is sought.

          5.8. Entire Agreement. This Agreement and the Schedules hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

          5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

          5.10 Governing Language. The English language text of the Agreement shall prevail over any translation thereof.

          5.11  Arbitration

               (a) Any dispute arising under this Agreement which is not settled after good faith attempts by the Parties to amicably resolve such dispute shall be resolved by final and binding arbitration. The arbitration shall be held in Seoul, Korea if the arbitration is brought by Buyer and Lexington, Kentucky U.S.A. if the arbitration is brought by Seller in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC Rules") as then existing and shall be heard and determined by an arbital tribunal composed of three (3) arbitrators. Each of the Parties shall appoint one arbitrator each, and both of such arbitrators shall appoint a third arbitrator who shall serve as the Chairman of such arbitral tribunal, provided that such third arbitrator is not a citizen of the U.S.A. or Korea. If either Party fails or decides against appointing an arbitrator within a period of thirty (30) days of the appointment of the first arbitrator, or if the arbitrators designated by the Parties fail or otherwise are unable to appoint the third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the remaining arbitrator(s) shall be selected by the President of the International Chamber of Commerce, Seoul, Korea, which shall act as the appointing authority.

               (b) All arbitration proceedings shall be conducted in the English language and the arbitral award (the "Award") shall be rendered no later than six (6) months from the commencement of the arbitration or as otherwise provided by the ICC Rules, unless otherwise extended by the arbitral tribunal for no more than an additional six (6) months for reasons that are just and equitable.

               (c) The Parties expressly understand and agree that the Award shall be the sole, exclusive, final and binding remedy between them regarding any and all Disputes presented to the arbitral tribunal. Each Party hereby expressly waives any and all rights that such Party may have with respect to a judicial review of the Award in the courts of any country. Application shall be made to any court having jurisdiction over the Party (or its assets) against whom the Award is rendered for a judicial acceptance of the Award and an order of enforcement.

               (d) Notwithstanding any other provision of this Agreement, either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

          5.12 Termination. This Agreement may be terminated upon the occurrence of any of the following events:

               (a) the mutual agreement of all the Parties to terminate the Agreement;

               (b) if the Closing does not take place prior to October 31, 1998, provided that the right of any Party to terminate this Agreement under this Clause (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or

               (c) by any Party if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order, decree or ruling or other action has become final and nonappealable.

          5.13 Willful Failure to Close. If the Closing does not occur due to the fact that either Seller or Buyer has willfully or intentionally breached their obligations under this Agreement then the breaching Party shall pay the non-breaching Party liquidated damages in the amount of five percent (5%) of the Purchase Price.

          5.14 Enforcement and Damages. Buyer and Seller agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms of were otherwise breached. It is accordingly agreed that each of Buyer and Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy, including without limitation damages, to which it is entitled at law or in equity.

          5.15 Severability. If at any time subsequent to the date hereof, any terms or provisions of this Agreement shall be determined by any court of competent jurisdiction to be partially or wholly illegal, void or unenforceable, such provision shall be of no force and effect to the extent so determined, but the illegality or unenforceability of such term or provision shall have no effect upon and shall not impair the legality or enforceability of any other term or provision of this Agreement.

          5.16 Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.


                                              CLARK Material Handling Company

                                              /s/ KEVIN M. REARDON
                                              -----------------------
                                              By:    Kevin M. Reardon
                                              Title: Vice President



                                              Samsung Heavy Industries Co., Ltd.

                                              /s/ B.H. AHN
                                              -----------------------------
                                              By:    B.H. Ahn
                                              Title: CEO and Vice President

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1      Asset List & Description of Real Estate of New Factory

Schedule 1.1(e)   Trademarks being Used in the Business

Schedule 1.2(g)   Other excluded Assets

Schedule 1.5      Allocation of Purchase Price

Schedule 1.6      Restrictions on Adjustment

Schedule 1.7(a)   List of Assumed Liabilities

Schedule 1.10     Contracts to be Assigned

Exhibit 1.10      Assignment Agreement for Certain Contracts Listed on
                  Schedule 1.10

Schedule 2.6      Changes Since Balance Sheet Date

Schedule 2.7      Taxes

Schedule 2.8      Inventory

Schedule 2.9      Pending Litigation

Schedule 2.10     Contracts; Unfilled Firm Purchase Orders

Schedule 2.11     Permits

Schedule 2.12     Environmental Matters

Schedule 2.13     Consents (the Implementation Schedule)

Schedule 2.14     Personal Property Permitted Encumbrances

Schedule 2.15     Real Estate

Schedule 2.16     Transactions With Affiliates

Schedule 2.18     Compensation Arrangements; Officers and Directors

Schedule 2.19     Employees

Schedule 2.21     Insurance

Schedule 2.22     Patents, Trademarks, Etc.

Exhibit 4.8(a)    Trademark License Agreement

Exhibit 4.8(b)    Trademark License Agreement for U.S. Production

Exhibit 4.10      Portions of New Factory to be Torn Down by Seller

                                    ANNEX A

                                  DEFINITIONS

          "Additional Collection Period" has the meaning as described in
Section 1.4(c).

          "Affiliate" or "Affiliates" means any Person(s) directly or indirectly controlling, controlled by or under common control with such Person, and includes any Person who is an officer, director or employee of such Person. As used in this definition, "controlling" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

          "Ancillary Agreements" has the meaning as described in Section 2.2.

          "Asset List" has the meaning as described in Section 1.1.

          "Authority" means any national or local or foreign governmental or regulatory entity, or any department, agency, authority or political subdivision thereof.

          "Average Pre-Closing Rate" has the meaning as described in Section
1.3.

          "Business" has the meaning as described in Background Section.

          "Closing" has the meaning as described in Section 1.11.

          "Closing Statement" has the meaning as described in Section 1.6.

          "Competing Businesses" or "Competing Business" have the meanings as described in Section 4.4(b).

          "Damages" has the meaning as described in Section 4.3(a)(iii).

          "Employees" has the meaning as described in Section 2.19.

          "Environmental Law" has the meaning as described in Section
2.12(a)(ii).

          "Environmental Liabilities" means any liabilities (including costs of remediation) known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future, asserted against or incurred by Buyer or the Business arising out of or relating to (1) environmental conditions first occurring or existing prior to the Closing (whether disclosed or undisclosed) including, without limitation, the presence, Release, threat of Release, Management or exposure of or to Hazardous Materials (each as defined herein) at, on, in or under any property now or previously owned, operated or leased by Seller, the Business or any of its Affiliates or predecessors (whether into the air, soil, ground or surface waters on-site or off-site); (2) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials Managed, Released or generated prior to the Closing by Seller or the Business or any of its Affiliates or predecessors or generated in connection with any of their operations; or (3) any violation of any Environmental Law first occurring or existing prior to the Closing (including, without limitation, costs and expenses for pollution control equipment required to bring the Business into compliance with Environmental Laws and fines, penalties and defense costs incurred for such reasonable time after the Closing as it takes Buyer to come into compliance).

          "Excluded Assets" has the meaning as described in Section 1.2.

          "Excluded Liabilities" has the meaning as described in Section 1.7(b).

          "Financial Statement" has the meaning as described in Section 2.4.

          "Hazardous Substances" means any hazardous, toxic or polluting materials, substances, wastes, pollutants or contaminants (including, without limitation, petroleum and petroleum products, PCBs, radioactive materials, asbestos or asbestos-containing materials).

          "Indemnified Party" and "Indemnifying Party" have the meanings as described in Section 4.3(b)(iv).

          "Initial Collection Period" has the meaning as described in Section 1.4(c).

          "Leases" has the meaning as described in Section 2.15(b).

          "Lien" or "Liens" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, tenancy, ground rent, license, mortgage, security agreement, covenant, condition, restriction, right-of-way, easement, encroachment, option, judgment or of other encumbrance of matter of title.

          "Management" has the meaning as described in Section 2.14(a)(iv). "Managed" has a similar meaning appropriate for the context.

          "MIS Services" has the meaning as described in Exhibit 4.9.

          "New Factory" has the meaning as described in the Background Section.

          "Non-Competition Term" has the meaning as described in Section 4.4(b).

          "Old Factory" has the meaning as described in the Background Section.

          "Owned Real Properties" has the meaning as described in Section
2.15(c).

          "PCBs" means polychlorinated biphenyls.

          "Permitted Real Property Encumbrances" has the meaning as described in Section 2.15(c).

          "Person" means any individual, a corporation, a partnership, an association, a trust or other entity or organization, including an Authority.

          "Personal Property Permitted Encumbrances" has the meaning as described in Section 2.14.

          "Pre-Closing Receivables" has the meaning as described in Section 1.4(b).

          "Purchased Assets" has the meaning as described in Section 1.1.

          "Purchase Price" has the meaning as described in Section 1.3.

          "Real Properties" has the meaning as described in Section 2.15(a).

          "Released" means released, spilled, leaked, pumped, poured, emitted, emptied, discharged, injected, escaped, leached, disposed, or dumped and other similar terms. "Release" when used as a verb has the same meaning, but in the present tense, and when used as a noun has a similar meaning appropriate for the context.

          "Seller's Knowledge" means the knowledge of Seller, after due inquiry (unless otherwise provided).

          "Taxes" and "Tax" have the meanings as described in Section 2.7.

          "Transferred Employees" has the meaning as described in Section 4.2.

          "Transition Period" has the meaning as described in Section 4.8.

          "VAT Price" has the meaning as described in Section 1.3(b).

          "Withheld Amount" has the meaning as described in Section 1.4(c).

          "Withhold Account" has the meaning as described in Section 1.4(c).

                          TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT ("Agreement") is made as of the ______ day of __________, 1998 between Samsung Heavy Industries, Co., Ltd., a Korean Company (hereinafter "Licensor") and Clark Material Handling Asia, Inc., a Korean Company (hereinafter "Licensee") (the Licensor and Licensee are hereinafter collectively referred to as the "Parties").

WHEREAS:

1. Pursuant to the Asset Purchase Agreement entered into between Licensor and Clark Material Handling Company on June 5, 1998 (the "Asset Purchase Agreement") and subsequent assignment of the Asset Purchase Agreement to Licensee, the Licensor agreed to license to the Licensee the trademarks attached as Schedule I (the "Trademarks"); and

2. All capitalized terms and expressions, not otherwise defined herein, shall have the respective meanings assigned thereto in the Asset Purchase Agreement;

NOW THEREFORE, in consideration of the mutual promises stated herein, the Parties agree as follows:

Article 1   Grant of License

1.1 By Closing, Licensor shall (i) obtain an exclusive trademark license from Samsung Electronics Co., Ltd. and (ii) grant to Licensee a non-exclusive sublicense thereof.

1.2 Licensee shall use the Trademarks in the form and in the manner consistent with this Agreement and the Samsung CI Manual attached hereto. Licensee shall use the Trademarks in any new form and manner and with new legends as may be adopted by Licensor from time to time.

1.3 Licensor shall record Licensee with the Korean Industrial Property Office as a non-exclusive licensee of the Trademarks. Licensee shall bear any costs and all costs associated with the registration of the rights granted herein.

Article 2   Consideration

2.1  The consideration for Licensee's use of the Trademarks shall be three
     (3) percent of the total sum of all of Licensee's or its affiliates' gross sales of forklifts bearing the

     Trademarks based on the ex-factory price which shall in no case include:

          (a) Sales, turnover and other taxes, including without limitation, VAT on sale invoices;

          (b)  Packaging and transportation on shipments to customers; and

          (c)  Credits allowed for goods sold and returned.

2.2 Licensee shall pay the consideration on a quarterly basis and at such time Licensee shall provide Seller with a certified report showing the basis for such quarterly payment.


Article 3   Ownership of Trademark

Licensee recognizes Licensor's ownership of and title to the Trademarks, and shall not claim adversely to Licensor's right, title, or interest in and to the Trademarks.

Article 4   Term

The term of this Agreement shall commence as of its signing and shall last for a period of three (3) years from the date of normal commercial production at the New Factory and during the Transition Period. Upon the conclusion of the term of this Agreement, Licensee shall discontinue any and all use of the Trademarks unless otherwise agreed to by the parties. Licensee shall at no time after the expiration of the term attempt to register or to use, or to aid any third party in attempting to register or to use, any trademark(s) or service mark(s) in any country which may be confusingly similar to the Trademarks. This covenant shall survive the expiration of the term. Following expiration of the term, Licensee shall also cooperate with Licensor in order to cancel any existing Korean recordation or registration of Licensee as a licensed user of the Trademarks.

Article 5   Termination

This Agreement and the sub-license granted hereby may be terminated immediately by either Party upon any material breach of the terms herein, provided that, the non-breaching Party shall provide notice of the breach to the breaching Party, and the breaching Party shall have 30 days following the receipt of such notice to cure such breach.

Article 6   Dispute Resolution and Governing Law

This Agreement shall be governed by the choice of law and choice of forum provisions as specified in the Asset Purchase Agreement.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their authorized representatives as of the day and year first written above.


Samsung Heavy Industries, Co., Ltd.         Clark Material Handling Asia, Inc.


By:_______________________________          By:______________________________
Title:____________________________          Title:___________________________

                                                                       Exhibit I

                              Licensed Trademarks

                              Samsung Mark & Logo

                                                               [KOREAN LANGUAGE]



[KOREAN LANGUAGE]
                                                                  [SAMSUNG LOGO]

                                                                  [PANTONE 286C]






[KOREAN LANGUAGE]
                                                                  [SAMSUNG LOGO]

                                                                [PROCESS (C100)]

                                                                 [PROCESS (M50)]

                                                               [KOREAN LANGUAGE]






                                                [KOREAN LANGUAGE (PANTONE 286C)]

                                                                  [SAMSUNG LOGO]

                                                [KOREAN LANGUAGE (PANTONE 677C)]

                                                                  [SAMSUNG LOGO]

                                                         [KOREAN LANGUAGE (40%)]

                                                                  [SAMSUNG LOGO]

                                                        [KOREAN LANGUAGE (100%)]

                                                                  [SAMSUNG LOGO]

                                                               [KOREAN LANGUAGE]








                                                                  [SAMSUNG LOGO]





                                                                  [SAMSUNG LOGO]

FX 25B                                                         [KOREAN LANGUAGE]





                                                           [FX 25B ILLUSTRATION]




                                                         [FORKLIFT ILLUSTRATION]

FX10BR                                                         [KOREAN LANGUAGE]





                                                [ILLUSTRATION WITH SAMSUNG LOGO]


                                                        [ILLUSTRATION OF DEVICE]

                        TRADEMARK LICENSE AGREEMENT FOR
                            UNITED STATES PRODUCTION

THIS TRADEMARK LICENSE AGREEMENT ("Agreement") is made as of the ____ day of _______, 1998 between Samsung Heavy Industries, Co., Ltd., a Korean Company (hereinafter "Licensor") and Clark Material Handling Company, a Delaware Company (hereinafter "Licensee") (the Licensor and Licensee are hereinafter collectively referred to as the "Parties").

WHEREAS:

1. Pursuant to the Asset Purchase Agreement entered into between Licensor and Clark Material Handling Company on June 5, 1998 (the "Asset Purchase Agreement") the Licensor agreed to license to the Licensee the trademarks attached as Schedule I (the "Trademarks"); and

2. All capitalized terms and expressions, not otherwise defined herein, shall have the respective meanings assigned thereto in the Asset Purchase Agreement;

NOW THEREFORE, in consideration of the mutual promises stated herein, the Parties agree as follows.


Article 1   Grant of License

1.1 By Closing, Licensor shall (i) obtain an exclusive trademark license from Samsung Electronics Co., Ltd. and (ii) grant to Licensee a non-exclusive sublicense thereof.

1.2 Licensee shall use the Trademarks in the form and in the manner consistent with this Agreement and the Samsung CI Manual attached hereto. Licensee shall use the Trademarks in any new form and manner and with new legends as may be adopted by Licensor from time to time.

1.3 Licensor shall record Licensee with the relevant intellectual or industrial property office as a non-exclusive licensee of the Trademarks. Licensee shall bear any costs and all costs associated with the registration of the rights granted herein.

Article 2   Consideration

2.1 The consideration for Licensee's use of the Trademarks shall be three (3) percent of the total sum of all of Licensee's or its affiliates' gross sales of forklifts bearing the

     Trademarks based on the ex-factory price which shall in no case include:

          (a) Sales, turnover and other taxes, including without limitation, VAT on sale invoices;

          (b)  Packaging and transportation on shipments to customers; and

          (c)  Credits allowed for goods sold and returned.

2.2 Licensee shall pay the consideration on a quarterly basis and at such time Licensee shall provide Seller with a certified report showing the basis for such quarterly payment.

Article 3   Ownership of Trademark

Licensee recognizes Licensor's ownership of and title to the Trademarks, and shall not claim adversely to Licensor's right, title, or interest in and to the Trademarks.

Article 4   Term

The term of this Agreement shall commence as of its signing and shall last for a period of six (6) months from the Closing Date. Upon the conclusion of the term of this Agreement, Licensee shall discontinue any and all use of the Trademarks unless otherwise agreed to by the parties. Licensee shall at no time after the expiration of the term attempt to register or to use, or to aid any third party in attempting to register or to use, any trademark(s) or service mark(s) in any country which may be confusingly similar to the Trademarks. This covenant shall survive the expiration of the term. Following expiration of the term, Licensee shall also cooperate with Licensor in order to cancel any existing Korean recordation or registration of Licensee as a licensed user of the Trademarks.

Article 5   Termination

This Agreement and the sub-license granted hereby may be terminated immediately by either Party upon any material breach of the terms herein, provided that, the non-breaching Party shall provide notice of the breach to the breaching Party, and the breaching Party shall have 30 days following the receipt of such notice to cure such breach.

Article 6   Dispute Resolution and Governing Law

This Agreement shall be governed by the choice of law and choice of forum provisions as specified in the Asset Purchase Agreement.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their authorized representatives as of the day and year first written above.



Samsung Heavy Industries, Co., Ltd.          Clark Material Handling Company

By: /s/ B.H. Ahn                             By: /s/ Kevin M. Reardon
   ------------------------                      ------------------------

Title: /s/ CEO                               Title: /s/ Vice President
      ---------------------                         ---------------------

                                                                       Exhibit I

                              Licensed Trademarks

                              Samsung Mark & Logo

                                                               [KOREAN LANGUAGE]



[KOREAN LANGUAGE]
                                                                  [SAMSUNG LOGO]

                                                                  [PANTONE 286C]






[KOREAN LANGUAGE]
                                                                  [SAMSUNG LOGO]

                                                                [PROCESS (C100)]

                                                                 [PROCESS (M50)]

                                                               [KOREAN LANGUAGE]






                                                [KOREAN LANGUAGE (PANTONE 286C)]

                                                                  [SAMSUNG LOGO]

                                                [KOREAN LANGUAGE (PANTONE 677C)]

                                                                  [SAMSUNG LOGO]

                                                         [KOREAN LANGUAGE (40%)]

                                                                  [SAMSUNG LOGO]

                                                        [KOREAN LANGUAGE (100%)]

                                                                  [SAMSUNG LOGO]

                                                               [KOREAN LANGUAGE]








                                                                  [SAMSUNG LOGO]





                                                                  [SAMSUNG LOGO]

FX 25B                                                         [KOREAN LANGUAGE]





                                                           [FX 25B ILLUSTRATION]




                                                         [FORKLIFT ILLUSTRATION]

FX10BR                                                         [KOREAN LANGUAGE]





                                                [ILLUSTRATION WITH SAMSUNG LOGO]


                                                        [ILLUSTRATION OF DEVICE]